                      OPPENHEIMER TOTAL RETURN BOND FUND
                  Supplement dated February __, 2003 to the
                      Prospectus dated February __, 2003

The Prospectus is changed as follows:

1.   Class Y shares are not currently available for sale.

February __, 2003
PS0535.001